                                             ----------------------------
              UNITED STATES                         OMB APPROVAL
   SECURITIES AND EXCHANGE COMMISSION        ----------------------------
         WASHINGTON, D.C. 20549              OMB NUMBER:     3235-0058
                                             ----------------------------
                                             EXPIRES:        MARCH 31,
                                             2006
               FORM 12B-25                   ----------------------------
                                             ESTIMATED AVERAGE BURDEN
                                             HOURS PER RESPONSE      2.50
                                             ----------------------------
       NOTIFICATION OF LATE FILING                 SEC File Number
                                                      000-18516
                                             ----------------------------
                                                    CUSIP NUMBER
                                                      043113208
                                             ----------------------------

(Check one): _X_ Form 10-K __Form 20-F __Form 11-K __Form 10-Q __Form N-SAR
             __Form N-CSR

                  For Period Ended:  December 31, 2004
                                    -------------------
                  ___Transition Report on Form 10-K
                  ___Transition Report on Form 20-F
                  ___Transition Report on Form 11-K
                  ___Transition Report on Form 10-Q
                  ___Transition Report on Form N-SAR
                  For the Transition Period Ended:  ____________________________

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Read Instruction (on back page) Before Preparing Form. Please Print or Type.
NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
________________________________________________________________________________

PART I -- REGISTRANT INFORMATION

      ARTESIAN RESOURCES CORPORATION
--------------------------------------------
Full Name of Registrant

--------------------------------------------
Former Name if Applicable

      664 CHURCHMANS ROAD
---------------------------------------------------------
Address of Principal Executive Office (Street and Number)

      NEWARK   DELAWARE   19702
---------------------------------
City, State and Zip Code

PART II -- RULES 12B-25(B) AND (C)
If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

         (a) The reason described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense
 X       (b) The subject annual report, semi-annual report, transition report on
--- Form 10-K, Form 20-F, Form 11-K, Form N-SAR or Form N-CSR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and
         (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III -- NARRATIVE

State below in reasonable detail why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period.

(Attach extra Sheets if Needed)

The registrant expects to file the subject Report on Form 10-K for the fiscal year ended December 31, 2004 on or before the fifteenth calendar day following the due date. The Form could not be filed by the date required due to unanticipated delays in completing the assessment of the effectiveness of internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002 while assembling the other required financial information for the Form, without incurring an unreasonable amount of effort and expense. We expect to be able to file the Form 10-K on or before March 31, 2005. In addition, the Company believes that it meets the conditions for exemption from filing its report on internal controls as permitted by SEC Release No. 50754 dated November 30, 2004.

SEC 1344 (07-03)           PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF
                           INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED
                           TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID
                           OMB CONTROL NUMBER.

PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification
 DAVID B. SPACHT, VP, CFO AND TREASURER      (302)              453 - 6900
----------------------------------------   -----------      ------------------
               (Name)                      (Area Code)      (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no,
identify report(s).  X  Yes     No
                    ---     ---
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(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                   Yes    X  No
                                               ---       ---

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                         ARTESIAN RESOURCES CORPORATION
                  -------------------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 17, 2005                              By: /s/ David B. Spacht
     ----------------                                ---------------------

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

-------------------------------------------------------------------------------
                                    ATTENTION
           INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE
               FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).
-------------------------------------------------------------------------------

                              GENERAL INSTRUCTIONS

     1. This form is required by Rule 12b-25 (17 CFR 240.12b-25) of the General Rules and Regulations under the Securities Exchange Act of 1934.

     2. One signed original and four conformed copies of this form and amendments thereto must be completed and filed with the Securities and Exchange Commission, Washington, D.C. 20549, in accordance with Rule 0-3 of the General Rules and Regulations under the Act. The information contained in or filed with the form will be made a matter of public record in the Commission files.

     3. A manually signed copy of the form and amendments thereto shall be filed with each national securities exchange on which any class of securities of the registrant is registered.

     4. Amendments to the notifications must also be filed on Form 12b-25 but need not restate information that has been correctly furnished. The form shall be clearly identified as an amended notification.

     5. Electronic Filers: This form shall not be used by electronic filers unable to timely file a report solely due to electronic difficulties. Filers unable to submit reports within the time period prescribed due to difficulties in electronic filing should comply with either Rule 201 or Rule 202 of Regulation S-T (ss.232.201 or ss.232.202 of this chapter) or apply for an adjustment in filing date pursuant to Rule 13(b) of Regulation S-T (ss.232.13(b) of this chapter).